EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                  THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of this October 1, 1996 by and among Integrated Device
Technology, Inc., a Delaware corporation ("Acquirer"), Integrated Device Technology Salinas Corp., a California corporation wholly owned by Acquirer ("Merger Sub") and Baccarat Silicon, Inc., a California corporation ("Target").

                  The parties intend that Merger Sub will merge with and into Target in a triangular statutory merger (the "Merger") with Target to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and an Agreement of Merger substantially in the form of Exhibit A (the "Agreement of Merger") and the applicable provisions of the laws of California. Upon the effectiveness of the Merger, all the outstanding capital stock of Target will be converted into capital stock of Acquirer, as provided below. The Merger is intended to be treated as a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), by virtue of the provisions of Section 368(a)(2)(E) of the Code. The parties therefore agree as follows:


         1.       PLAN OF REORGANIZATION

                  1.1 The Merger. Subject to the terms and conditions of this Agreement, Merger Sub will be merged with and into Target pursuant to this Agreement and the Agreement of Merger and in accordance with applicable provisions of the laws of California as follows:

                           1.1.1 Conversion of Shares.  Upon the Closing of this
Agreement (as defined herein), the outstanding shares of Target common stock ("Target Common Stock") will be converted into the right to receive seven hundred eighty-two thousand four hundred forty-five (782,445) shares (the "Exchange Shares") of Acquirer's unregistered common stock, $.001 par value ("Acquirer Common Stock"). Therefore, each share of Target Common Stock issued and outstanding immediately prior to the filing of the Agreement of Merger with the Secretary of State of California (the "Effective Time"), other than any shares for which appraisal or dissenters rights have been or will be perfected in compliance with applicable law, will by virtue of the Merger at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive 39.12225 fully paid and nonassessable shares of Acquirer Common Stock. Each Exchange Share to be issued in the Merger shall be deemed to include the corresponding right (the "Acquirer Rights") to purchase shares of Series A Junior Participating Preferred Stock, $.001 par value, of Acquirer pursuant to the Amended and Restated Rights Agreement dated as of February 27, 1992 (the "Acquirer Rights Agreement") between Acquirer and The First National Bank of Boston, as Rights Agent. Prior to the Distribution Date (as defined in the Acquirer Rights Agreement), all

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references in this Agreement and the Exhibits hereto to Exchange Shares shall be deemed to include the Acquirer Rights corresponding thereto.

                           1.1.2  Adjustments for Capital Changes.  If, prior to
the Merger, Acquirer or Target recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares or issues additional shares or equity securities, the number of shares of Acquirer Common Stock into which the Target shares are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Target shares and the holders of Acquirer shares.

                           1.1.3 Dissenting Shares.  Holders of shares of Target
Common Stock ("Target Shareholders") who have complied with all requirements for perfecting shareholders' rights of appraisal, as set forth in Chapter 13 of the California Corporations Code ("California Law"), shall be entitled to their rights under California Law with respect to such shares ("Dissenting Shares").

                  1.2 Fractional Shares. No fractional shares of Acquirer Common Stock will be issued in connection with the Merger; provided, however, that the Target Shareholders shall agree, prior to the Closing of this Agreement and shall notify Acquirer, which Target Shareholder will receive all fractional shares issuable to Target shareholders, which in the aggregate will not exceed one share of Acquirer Common Stock.

                  1.3 Effects of the Merger. At the Effective Time: (a) the separate existence of Merger Sub will cease and Merger Sub will be merged with and into Target, and Target will be the surviving corporation, pursuant to the terms of the Agreement of Merger; (b) the Articles of Incorporation and Bylaws of Merger Sub will become the Articles of Incorporation and the Bylaws of the surviving corporation; (c) each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will, at the Effective Time, be converted into one share of the Common Stock of the surviving corporation; (d) the Board of Directors and officers of Merger Sub will become the Board of Directors and officers of the surviving corporation; (e) each share of Target Stock outstanding immediately prior to the Effective Time will be converted as provided in Sections 1.1 and 1.2; and (f) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

                  1.4 Further Assurances. Merger Sub agrees that if, at any time before or after the Effective Time, Acquirer considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Acquirer or Target title to any property or rights of Merger Sub, Acquirer and Target and their proper officers and directors may execute and deliver all such proper

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deeds,  assignments and assurances and do all other things reasonably  necessary or desirable to vest, perfect or confirm title to such property or rights in Acquirer or Target and otherwise to carry out the purpose of this Agreement, in the name of Merger Sub or otherwise.

                  1.5 Status of Exchange Shares. Provided that the Target Shareholders enter into the Registration Rights Agreement attached as Exhibit B (the "Registration Rights Agreement"), immediately after the Effective Time, the Target Shareholders shall have the right to cause the Acquirer to register the Exchange Shares pursuant to Form S-3 according to the terms of the Registration Rights Agreement. Acquirer shall also take any action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the issuance of the Exchange Shares in the Merger. Target shall furnish to Acquirer all information concerning Target and the Target Shareholders as may be reasonably requested in connection with any action contemplated by this Section 1.5.

                  1.6 Hart-Scott-Rodino Filings. Acquirer and Target acknowledge that no notices are required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act.

                  1.7 Tax Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Code by virtue of the provisions of Section 368(a)(2)(E) of the Code. The parties believe that the value of the Exchange Shares to be received in the Merger is equal, in each instance, to the value of the Target Common Stock to be surrendered in exchange therefor. The Exchange Shares issued in the Merger will be issued solely in exchange for the Target Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to the consideration paid for the Target Common Stock. To the parties' knowledge, no consideration that would constitute "other property" within the meaning of
Section 356 of the Code is being paid by Acquirer for the Target Common Stock in the Merger. The parties shall not take a position on any tax returns inconsistent with this Section 1.9. In addition, Acquirer represents now, and as of the Closing Date (as defined herein), that it presently intends to continue Target's historic business or use a significant portion of Target's business assets in a business. Acquirer and Merger Sub do not have a present intent following the Merger to cause Target to issue additional shares of its stock that would result in Acquirer losing control of Target within the meaning of
Section 368(c) of the Code. Acquirer has no current plan or intention to liquidate Target, to merge Target with and into another corporation (other than Acquirer), to sell or otherwise to dispose of the stock of Target or to cause Target to sell or otherwise to dispose of any of the assets of Target. At the Closing, officers of each of Acquirer and Target shall execute and deliver officers' certificates in mutually agreeable form. The provisions and representations contained or referred to in this Section 1.9 shall survive until the expiration of the applicable statute of limitations.

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         2.       REPRESENTATIONS AND WARRANTIES OF TARGET

                  Target hereby represents and warrants that, except as set forth on the Target Schedule of Exceptions delivered to Acquirer herewith as
Exhibit 2.0 (which Exhibit may be updated in an immaterial manner up to the Closing):

                  2.1 Organization and Good Standing. Target is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

                  2.2      Power, Authorization and Validity.

                           2.2.1 Target has the right, power, legal capacity and
authority to enter into and perform its obligations under this Agreement, and all agreements to which Target is or will be a party that are required to be executed pursuant to this Agreement (the "Target Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Target Ancillary Agreements have been duly and validly approved and authorized by Target's Board of Directors.

                           2.2.2   No   filing,   authorization   or   approval,
governmental or otherwise, is necessary to enable Target to enter into, and to perform its obligations under, this Agreement and the Target Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the California Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which Target is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) the approval of the Target Shareholders of the transactions contemplated hereby, and (d) such filings as may be required to transfer or assign applicable environmental permits or other permits as may be required by applicable laws or regulations.

                           2.2.3  This   Agreement  and  the  Target   Ancillary
Agreements are, or when executed by Target will be, valid and binding obligations of Target enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the California Secretary of State.

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                  2.3  Capitalization.  The  authorized  capital stock of Target consists of one million (1,000,000) shares of Common Stock, of which twenty thousand (20,000) shares are issued. There is no authorized Target preferred stock and there are no outstanding options or warrants to acquire any Target Common Stock. There are no shares of Target Common Stock reserved or authorized for issuance pursuant to any stock option or stock purchase plan. All issued and outstanding shares of Target Stock have been duly authorized and are validly issued, fully paid and nonassessable, are not subject to any right of rescission and have been offered, issued, sold and delivered by Target in compliance with
all  registration  or  qualification   requirements  (or  applicable  exemptions
therefrom) of applicable federal and state securities laws. Carl E. and Mary Ann Berg own beneficially and of record ten thousand (10,000) shares of Target Common Stock, and Clyde J. Berg owns beneficially and of record ten thousand (10,000) shares of Target Common Stock; together, Carl E. and Mary Ann Berg, on one hand, and Clyde J. Berg, on the other hand, own all of the outstanding shares of Target Common Stock and are the only Target Shareholders. There are no calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any Target Common Stock or any securities convertible into or exchangeable for shares of Target Common Stock or obligating Target to grant, extend or enter into any such Option, call, right, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. There are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of Target's outstanding securities. Target is not under any obligation to register under the Securities Acts of 1933, as amended (the "Act"), any of its presently outstanding securities or any securities that may be subsequently issued.

                  2.4 Subsidiaries. Target does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

                  2.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the execution and delivery of any Target
Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the Articles of Incorporation or Bylaws of Target, as currently in effect, (b) in any material respect, any material instrument or contract to which Target or any Target Shareholder is a party or by which Target or any Target Shareholder is bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Target or any Target Shareholder or their respective assets or properties. The consummation of the Merger and the transfer, by operation of law, to Merger Sub of all material rights, licenses, franchises, leases and agreements of Target will not require the consent of any third party, other than the Target Shareholders.


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                  2.6  Litigation.  There  is no  action,  proceeding,  claim or investigation pending against Target or any Target Shareholder before any court or administrative agency that, if determined adversely, may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Target, nor, to Target's knowledge, has any such action, proceeding, claim or investigation been threatened. There is, to
Target's   knowledge,   no  reasonable  basis  for  any  shareholder  or  former
shareholder of Target, or any other person, firm, corporation or entity, to assert a claim against Target or Acquirer based upon: (a) ownership or rights to ownership of any shares of Target Common Stock (except for dissenter's rights with respect to shares of Exchange Shares issuable by virtue of the Merger); (b) any rights as a Target Shareholder, including any option or preemptive rights or rights to notice or to vote; or (c) any rights under any agreement among Target and its shareholders.

                  2.7 Taxes. As of the date hereof or by the Effective Time, Target has or will have filed all federal, state, local and foreign tax returns required to be filed by it, has paid or will have paid all taxes required to be paid in respect of all periods for which returns have been filed and has no liability for taxes. Neither Target nor any Target Shareholder is delinquent in the payment of any tax or is delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against Target. No tax return of Target has ever been audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section, the terms "tax" and "taxes" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

                  2.8 Target Financial Statements. Target has delivered to Acquirer as Exhibit 2.8 Target's unaudited balance sheets for the years ended December 31, 1993, 1994 and 1995 (the "Balance Sheet") and income statement for the same periods (collectively, the "Financial Statements"). The Financial Statements (a) true and correct; (b) are in accordance with the books and records of Target and (c) fairly present the financial condition of Target at the date therein indicated and the results of operations for the period therein specified; provided, however, the Financial Statements do not include footnotes. Target has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements, except for those that may have been incurred after the date of the Financial Statements in the ordinary course of its business consistent with past practice, none of which are material. As of the Closing Date, Target has properly distributed to Target Shareholders all profits or other amounts which are to be distributed to such Target Shareholders, and Target Shareholders have no claims, of any nature against Target, including, without limitation, for any undistributed earnings or profits of Target. As of the Closing Date, Target has no liabilities that have not been fully paid.

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                  2.9 Title to and Condition of Properties.  Target has good and marketable title to all of its material assets as shown on the Balance Sheet, including, without limitation, the real property described in Exhibit 2.9 and all improvements thereon (the "Facility"), free and clear of all liens, charges, restrictions or encumbrances (other than the "Permitted Exceptions" identified in Exhibit 2.9, the lease dated June 1985 with Acquirer (the "Lease"), the Addendum to Lease dated September, 1985 (the "Addendum") and the Lease Extension and Extension Agreement dated September 1, 1994 with Acquirer (the "Extension") (collectively, the "Lease Documents")). Target has no equipment leases. Target has not received any notice of violation of any such law or regulation with which it has not complied and which noncompliance would have a material adverse effect on Target's business. More specifically with respect to the Facility:

                           (a) Target and  Acquirer  have  exclusive  possessory
rights to the Facility.

                           (b) To Target's knowledge, except for improvements to
the Facility made by or for Acquirer, there have been no improvements to the Facility performed by third parties for which lien rights still exist. Target is not a "foreign person" within the meaning of 42 U.S.C. Section 1445(f)(3).

                           (c) Except for the Permitted Exceptions,  Target is a
not a party to or otherwise bound by any agreements or litigation imposing a material obligation on or otherwise affecting the Facility, and the Facility is not subject to any pending claims or governmental actions, nor to Target's knowledge subject to any other material liabilities, other than the Permitted Exceptions. Target is not in default of any of the contracts or agreements referred to above. Target has entered into no brokerage commitments with third parties concerning the Facility.

                  2.10 Absence of Certain Changes. Since the most recent Balance Sheet, there has not been with respect to Target:

                           (a)   any   change   in  the   financial   condition,
properties, assets, liabilities, business or operations thereof, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect on Target;

                           (b) any  contingent  liability  incurred  thereby  as
guarantor or otherwise with respect to the obligations of others;

                           (c) any mortgage,  encumbrance  or lien placed on any
of the material properties owned thereby;


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                           (d) any material  obligation  or  liability  incurred
thereby other than obligations and liabilities incurred in the ordinary course of business;

                           (e) any purchase or sale or other disposition, or any
agreement or other arrangement for the purchase, sale or other disposition, of any of the material properties or assets thereof other than in the ordinary course of business;

                           (f) any declaration,  setting aside or payment of any
dividend on, or the making of any other distribution in respect of, the capital stock thereof, any split, combination or recapitalization of the capital stock thereof or any direct or indirect redemption, purchase or other acquisition of the capital stock thereof;

                           (g) any  labor  dispute  or  claim  of  unfair  labor
practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

                           (h)  any  change  with  respect  to  the  management,
supervisory or other key personnel thereof; or

                           (i) any obligation or liability  incurred  thereby to
any of its officers, directors or shareholders or any loans or advances made thereby to any of its officers, directors or stockholders except normal compensation and expense allowances payable to officers.

                  2.11 Contracts and Commitments. Except for the Lease Documents or as set forth on Exhibit 2.11, Target has no contract, obligation or commitment, oral or written, which is material to the business of Target or which involves a potential commitment in excess of $25,000 or any stock redemption or purchase agreement, financing agreement, license, lease or franchise. A copy of the Lease Documents and each agreement or document listed on Exhibit 2.11 has been delivered to Acquirer's counsel. Target is not in default in any material respect, and no Target Shareholder is obligated, under the Lease Documents or any contract, obligation or commitment listed on Exhibit
2.11 or that is otherwise material to the business of Target. Neither Target nor any Target Shareholder is a party to any contract or arrangement that has had or could reasonably be expected to have a material adverse effect on Target's business.

                  2.12 Intellectual Property. Target neither owns nor uses any significant intellectual property rights in connection with its business as presently conducted.

                  2.13 Compliance with Laws. To Target's knowledge, there are no administrative proceedings or investigations with respect to Target pending or threatened, that, if determined adversely to Target, would result in any material adverse change in the operations or financial condition of Target.

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

                  2.14     Employees, ERISA and Other Compliance.

                           Target has no employees or consultants. Target has no
employment contracts, consulting agreements or employee benefit plans (including, without limitation, those as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or arrangements of any kind currently in effect or under which Target has any liabilities or obligations. Target (i) has never been and is not now subject to a union organizing effort,
(ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization and (iv) has no current labor disputes.

                  2.15 Corporate Documents. Target has made available to Acquirer for examination all documents and information listed in the Target Schedule of Exceptions or other Exhibits called for by this Agreement which has been requested by Acquirer's legal counsel, including, without limitation, the following: (a) copies of Target's Articles of Incorporation and Bylaws as currently in effect; (b) its Minute Book containing all records of all proceedings, consents, actions and meetings of the shareholders, the board of directors and any committees thereof; (c) its stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all applications for such permits, orders and consents, which have not also or otherwise been issued to or for the benefit of Acquirer.

                  2.16 No Brokers. Neither Target nor any of the Target Shareholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

                  2.17 Disclosure. Neither this Agreement, its exhibits and schedules, nor any of the certificates or documents to be delivered by Target to Acquirer under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                  2.18 Other Agreements. Except as has been previously identified pursuant to Schedule 2.11 or, the Lease Documents, Target is not a party or subject to any oral or written contracts. Target is not, nor, to the knowledge of Target, is any other party thereto, in breach or default in any material respect under the terms of any such agreement, contract, lease, instrument, arrangement or license, which breach or default may reasonably be expected to have a material adverse effect on Target.

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                  2.19     Books and Records.

                           2.19.1 The books,  records and accounts of Target (a)
are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a consistent basis, (c) are stated in reasonable detail and accurately, in all material respects, and fairly reflect the transactions and dispositions of the assets of Target and (d) accurately, in all material respects, and fairly reflect the basis for the Financial Statements.

                           2.19.2  Target's  internal  accounting  controls  are
sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with any criteria applicable to such statements and
(ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of Target is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.


                  2.20 Assets and Nature of Business. Target has no assets other than the Facility and its related Lease, Addendum and Extension and conducts no business other than its operations with respect to the Facility, including its obligations under the Lease, the Addendum and the Extension.

         3.       REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND MERGER SUB

                  Acquirer, and as applicable, Merger Sub, hereby represent and warrant that, except as set forth on the Acquirer Schedule of Exceptions delivered to Target as Exhibit 3.0 (which Exhibit may be updated in an immaterial manner up to the Closing):

                  3.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

                  3.2      Power, Authorization and Validity.

                           3.2.1 Acquirer has the right,  power,  legal capacity
and authority to enter into and perform its obligations under this Agreement and all agreements to which Acquirer is or will be a party that are required to be executed pursuant to this Agreement (the "Acquirer Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements have been duly and validly approved and authorized by Acquirer's Board of Directors, and as required, Merger Sub's Board of Directors.

                           3.2.2   No   filing,   authorization   or   approval,
governmental or otherwise, is necessary to enable Acquirer to enter into, and to perform its obligations under, this Agreement and the Acquirer Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the California Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which Acquirer is qualified to do business, if any, and (b) such filings as may be required to comply with federal and state securities laws.

                           3.2.3  This  Agreement  and  the  Acquirer  Ancillary
Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the California Secretary of State.

                  3.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the execution and delivery of any Acquirer Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Acquirer, as currently in effect, (b) in any material respect, any material instrument or contract to which Acquirer or any of its subsidiaries is a party or by which Acquirer or any of its subsidiaries is bound or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Acquirer or any of its subsidiaries or its or their respective assets or properties.

                  3.4   Disclosure.   Acquirer  has  made  available  to  Target
Shareholders an investor disclosure package consisting of Acquirer's annual report on Form 10-K for its fiscal year ending April 2, 1995 (the "Fiscal Year End"), all Forms 10-Q and 8-K filed by Acquirer with the SEC since the Fiscal Year End and up to the date of this Agreement and all proxy materials distributed to Acquirer's stockholders since the Fiscal Year End and up to the date of this Agreement (the "Acquirer Disclosure Package"). The Acquirer Disclosure Package, this Agreement, the exhibits and schedules hereto and any certificates or documents to be delivered to Target pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact regarding Acquirer or omit to state any material fact regarding Acquirer necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

                  3.5 Absence of Certain Changes. Since the Fiscal Year End, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of Acquirer or any of its subsidiaries which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or will have a material adverse effect thereon, except as disclosed in the Acquirer Disclosure Package.

                  3.6 No Brokers. Acquirer is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby.

                  3.7 Litigation. There is no action, proceeding, claim or investigation pending against Acquirer before any court or administrative agency that if determined adversely may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Acquirer, nor, to its knowledge, has any such action, proceeding, claim or investigation been threatened.

                  3.8 Compliance with Laws. Acquirer has complied, or prior to the Closing Date will have complied, and is, or will be at the Closing Date, in full compliance with all terms of the Lease, and, in all material respects, with all applicable laws, ordinances, regulations and rules, and all orders, writs, injunctions, awards, judgments and decrees applicable to it or to the assets, properties and business thereof (the violation of which would have a material adverse effect upon its business), including, without limitation: (a) all applicable federal and state securities laws and regulations; (b) all applicable federal, state and, to its knowledge, local laws, ordinances and regulations, and all orders, writs, injunctions, awards, judgments and decrees, pertaining to
(i) the sale, licensing, leasing, ownership, or management of its material owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters; (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data; and (d) the Immigration Reform and Control Act. Acquirer has received all permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business and the failure of which to obtain or file would have a material adverse effect on its business. To Acquirer's knowledge, there are no administrative proceedings or investigations pending or threatened, that, if determined adversely to Acquirer, would result in any material adverse change in the operations or financial condition thereof.

                  3.9 Merger Sub. Merger Sub hereby makes all of the same representations and warranties as Acquirer set forth above in this Article 3, except for Sections 3.4 and 3.5, by substituting "Merger Sub" for "Acquirer" in the foregoing Article 3 text (and changing the reference to Delaware in Section
3.1 to California).

                  3.10 Compliance with the Lease. Acquirer represents and warrants that it has complied with all terms of the Lease and any indemnities therein and will not hold Target responsible for any of Acquirer's acts or omissions under the Lease.

         4.       TARGET PRECLOSING COVENANTS

                  During the period from the date of this Agreement until the Effective Time, Target covenants and agrees as follows:

                  4.1 Advice of Changes. Target will promptly advise Acquirer in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Target contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Target's business, results of operations or financial condition.

                  4.2 Maintenance of Business. Target will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof, except as the parties may otherwise agree. If Target becomes aware of a material deterioration in the relationship with any key customer, supplier or employee, it will promptly bring such information to the attention of Acquirer in writing.

                  4.3 Conduct of Business. Target will continue to conduct its business and maintain its business relationships (except as provided in Section
4.2 or as otherwise contemplated by this Agreement) in the ordinary and usual course and will not, without the prior written consent of Acquirer, or Acquirer's counsel:

                           (a) borrow any money;

                           (b) enter into any  transaction  not in the  ordinary
course of business;

                           (c)  encumber or permit to be  encumbered  any of its
assets, except in the ordinary course of its business consistent with past practice and to an extent which is not material;

                           (d) dispose of any of any material assets,  except in
the ordinary course of business consistent with past practice;

                           (e) enter into any material lease or contract for the
purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

                           (f) fail to maintain any of its material equipment or
other assets in good working condition and repair consistent with past practice, subject only to ordinary wear and tear; (g) change accounting methods;

                           (h)  declare,  set  aside  or pay any  cash or  stock
dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock; provided, however, that Target may make a distribution, at or before the Closing, to Target Shareholders of all cash on hand at the Closing Date, net of accrued liabilities or obligations (including those referred to in Section 4.15 hereof);

                           (i) amend or  terminate  any  contract,  agreement or
license to which it is a party, except those amended or terminated in the ordinary course of business consistent with past practice and which are not material in amount or effect;

                           (j) guarantee or act as a surety for any  obligation,
except for the endorsement of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

                           (k) waive or  release  any  material  right or claim,
except in the ordinary course of business consistent with past practice;

                           (l) issue or sell any shares of its capital  stock of
any class, or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments to issue shares of capital stock, or alter or modify any outstanding security;

                           (m) split or combine  the  outstanding  shares of its
capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

                           (n)  merge,   consolidate  or  reorganize   with,  or
acquire, any entity;

                           (o) amend its Articles of Incorporation or Bylaws;

                           (p)  agree  to  any  audit   assessment  by  any  tax
authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Acquirer for its review prior to filing;

                           (q)  change  any  insurance  coverage  or  issue  any
certificates of insurance; or

                           (r) agree to do any of the  things  described  in the
preceding clauses 4.3(a) through 4.3(q).

                  4.4 Shareholders Approval. Target will hold a special meeting of its shareholders to vote and approve, or obtain approval for by written consent in accordance with the California Corporations Code and the Bylaws of Target (the "Shareholders Meeting"), at the earliest practicable date, this Agreement, the Merger and related matters, which approval will be recommended by Target's Board of Directors and management, subject to the fiduciary obligations of its directors and officers.

                  4.5 Regulatory Approvals. Target will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Acquirer may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Target will use its best efforts to obtain all such authorizations, approvals and consents.

                  4.6 Necessary Consents. Target will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate, in addition to those set forth in Section 4.6, to allow the consummation of the transactions contemplated hereby and to allow Acquirer to carry on Target's business after the Closing.

                  4.7 Litigation. Target will notify Acquirer in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

                  4.8 No Other Negotiations. From the date hereof until the earlier of termination of this Agreement or consummation of the Merger, Target will not, and will not authorize or permit any officer, director, employee or affiliate of Target, or any other person, on its behalf, directly or indirectly, to solicit or encourage any offer from any party or, subject to the fiduciary obligations of its directors and officers, consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any person (other than Acquirer), concerning the possible disposition of all or any substantial portion of Target's business, assets or capital stock by merger, sale or any other means. Target will promptly notify Acquirer orally and in writing of any such inquiries or proposals.

                  4.9 Access to Information. Until the Closing, Target will allow Acquirer and its agents reasonable access to the files, books, records and offices of Target, including, without limitation, any and all information relating to Target's taxes, commitments, contracts, leases, licenses and real, personal and intangible property and financial condition.

                  4.10 Satisfaction of Conditions Precedent. Target will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 8, and Target will use its best efforts to cause the transactions contemplated by this Agreement to be consummated.

                  4.11 Target Shareholders Representation Letter. To ensure that the Merger will qualify as a "tax-free" reorganization for federal income tax purposes and to ensure that the issuance of the Exchange Shares will be issued pursuant to applicable state and federal securities law exceptions, Target will cause the Target Shareholders to execute, at or before the Closing, a representation letter substantially in the form of Exhibit 4.11, provided such form is acceptable to Target and Acquirer counsel, stating (a) that such shareholders have no present plan or intention to sell or otherwise dispose of more than fifty percent of the shares of Exchange Shares received in the Merger,
(b) that such shareholders are not "foreign persons" within the meaning of 42 U.S.C. Section 1445(f)(3) and (c) making such other essential representations as may be reasonably requested by Acquirer, its accountants or its attorneys for the purpose of ensuring such tax treatment and securities law compliance

                  4.12 Blue Sky Laws. Target shall use its best efforts to assist Acquirer to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

                  4.13 Tax Free Reorganization. Target will cooperate with the other parties and take all reasonable actions as may be necessary to ensure that this Agreement involves a tax-free plan of reorganization and that the Merger is consummated in accordance with the provisions of Section 368(a)(1)(A) of the Code.

                  4.14 Payment of Liabilities. Except for obligations of Acquirer under the Lease Documents, on or prior to the Closing Date, Target shall have paid (or provided Acquirer with funds to make such payments) all liabilities, obligations, debts, taxes or assessments of Target or related to its assets, whether due and payable, contingent or accrued. To the extent Target is liable for, or Acquirer has made payments to Target under the Lease Documents attributable to, taxes, assessments, insurance, utilities or other obligations or liabilities that have not yet become payable, Target shall as of the Closing Date have sufficient cash to pay such amounts, prorated through the Closing Date, when they become due.

         5.       ACQUIRER PRECLOSING COVENANTS

                  During the period from the date of this Agreement until the Closing Date, Acquirer covenants and agrees as follows:

                  5.1 Advice of Changes. Acquirer will promptly advise Target in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Acquirer contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in Acquirer's business, results of operations or financial condition.

                  5.2 Regulatory Approvals. Acquirer will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Target may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Acquirer will use its best efforts to obtain all such authorizations, approvals and consents.

                  5.3 Satisfaction of Conditions Precedent. Acquirer will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 7, and Acquirer will use its best efforts to cause the transactions contemplated by this Agreement to be consummated.

                  5.4 Blue Sky Laws. Acquirer shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

                  5.5 Necessary Consents. Acquirer will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate, in addition to those set forth in Section 5.8, to allow the consummation of the transactions contemplated hereby.

                  5.6 Litigation. Acquirer will notify Target in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated by or against it, or known by it to be threatened against it, which would have a material adverse effect on the Merger or Acquirer's business or financial condition.

                  5.7 Tax Free Reorganization. Acquirer will cooperate with the other parties and take all reasonable actions as may be necessary to ensure that this Agreement involves a tax-free plan of reorganization and that the Merger is consummated in accordance with the provisions of Section 368(a)(1)(A) of the Code.

                  5.8 Lease Payments. Acquirer shall pay to Target immediately prior to the Closing all amounts payable or accrued for rent or other matters as provided in the Lease Documents.

         6.       CLOSING MATTERS

                  6.1 The Closing. Subject to termination of this Agreement as provided in Article 9 below, the closing of the transactions contemplated by this Agreement (the

"Closing") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 on November 20, 1996 at 11:00 a.m. or at such time and date as Target and Acquirer may mutually select (the "Closing Date"). Concurrently with the Closing, the Agreement of Merger will be filed in the office of the California Secretary of State. The Agreement of Merger provides that the Merger shall become effective upon such filing.

                  6.2      Exchange of Certificates.

                           6.2.1 As of the Effective  Time, all shares of Target
Common Stock that are outstanding immediately prior thereto will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive from Acquirer the Exchange Shares pursuant to Sections 1.1 and 1.2.

                           6.2.2 At the Closing, each holder of shares of Target
Stock that are not Dissenting Shares will surrender the certificate(s) for such shares (the "Target Certificates"), duly endorsed as requested by Acquirer, to Acquirer for cancellation. At the Closing or promptly after the Effective Time and receipt of such Target Certificates, Acquirer will issue to each tendering holder a certificate for the number of shares of Acquirer Common Stock to which such holder is entitled pursuant to Section 1.1.1 hereof.

                           6.2.3  No  dividends  or  distributions   payable  to
holders of record of Acquirer Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered Target Certificate(s) until the holder of the Target Certificate(s) surrenders such Target Certificate(s). Subject to the effect, if any, of applicable escheat and other laws, following surrender of any Target Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to Acquirer Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

                           6.2.4 All Acquirer  Common Stock  delivered  upon the
surrender of Target Stock in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such Target Common Stock. There will be no further registration of transfers on the stock transfer books of Target or its transfer agent of the Target Common Stock. If, after the Effective Time, Target Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 6.2.

                           6.2.5 Until certificates  representing  Target Common
Stock outstanding prior to the Merger are surrendered pursuant to Section 6.2.2 above, such certificates will be deemed, for all purposes, to evidence ownership of the number of shares of Acquirer Common Stock into which such Target Common Stock will have been converted.

         7.       CONDITIONS TO OBLIGATIONS OF TARGET

                  Target's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Target, but only in a writing signed by Target):

                  7.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer, and, as applicable, of Merger Sub, set forth in Article 3 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Target shall receive a certificate to such effect executed by Acquirer's Chief Executive Officer and Chief Financial Officer.

                  7.2 Covenants. Acquirer shall have performed and complied in all material respects with all of its covenants contained in Article 5 on or before the Closing, and Target shall receive a certificate to such effect signed by Acquirer's Chief Executive Officer and Chief Financial Officer.

                  7.3 Absence of Material Adverse Change. There shall not have been, in the reasonable judgment of the Board of Directors of Target, any material adverse change in the business, assets, results of operations or financial condition of Acquirer.

                  7.4 Compliance with Law. There shall be no order, decree or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

                  7.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including, but not limited, to requirements under applicable federal and state securities laws.

                  7.6 Documents. Target shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Target's legal counsel for Target to consummate the transactions contemplated hereby.

                  7.7 Board of Director and Shareholder Approval. The principal terms of this Agreement and the Agreement of Merger shall have been approved by all of Target Shareholders, and as otherwise required by applicable law and Target's Articles of Incorporation and Bylaws, and by Target's board of directors.

                  7.8 Consents. Target shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Target Schedule of Exceptions or reasonably deemed necessary by Target's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Target and for Target to consummate the transactions contemplated by this Agreement or the Target Schedule of Exceptions in form and substance reasonably satisfactory to Target (except for those which Acquirer and Target shall have mutually agreed need not be obtained) as contemplated by the Target Schedule of Exceptions.

                  7.9 Registration Rights Agreement. Acquirer shall have entered into the Registration Rights Agreement.

                  7.10 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Acquirer.

         8.       CONDITIONS TO OBLIGATIONS OF ACQUIRER

                  The obligations of Acquirer hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer, but only in a writing signed by Acquirer):

                  8.1 Accuracy of Representations and Warranties. The representations and warranties of Target set forth in Article 2 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing, and Acquirer shall receive a certificate to such effect executed by Target's President.

                  8.2 Covenants. Target shall have performed and complied in all material respects with all of its covenants contained in Article 4 on or before the Closing, and Acquirer shall receive a certificate to such effect signed by Target's President.

                  8.3 Absence of Material Adverse Change. There shall not have been, in the reasonable judgment of the Board of Directors of Acquirer, any material adverse change in the business, assets, results of operations or financial condition of Target, including the condition of the Facility, unless such material adverse change is attributable to a material degree to acts or omissions of Acquirer.

                  8.4 Compliance with Law. There shall be no order, decree or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

                  8.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including, but not limited to, requirements under applicable federal and state securities laws.

                  8.6 Consents. Acquirer shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the Acquirer Schedule of Exceptions or reasonably deemed necessary by Acquirer's legal counsel to provide for the continuation in full force and effect of any and all material contracts and leases of Target and for Acquirer to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Acquirer (except for those which Acquirer and Target shall have mutually agreed need not be obtained) as contemplated by the Acquirer Schedule of Exceptions.

                  8.7 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of Target.

                  8.8 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by all of Target Shareholders, and as otherwise required by applicable law, Target's Articles of Incorporation and Bylaws, and Target's board of directors. Copies of the minutes and actions of Target's Board of Directors and shareholders with respect to this Agreement and the Agreement of Merger certified by Target's President and Secretary, shall be provided to Acquirer at or prior to Closing.

                  8.9 Dissenting Shares. Each of the Target Shareholders shall have voted in favor of the Merger and there shall be no Dissenting Shares.

                  8.10 Registration Rights Agreements. Target shall have entered into the Registration Rights Agreement.

                  8.11 Termination of Rights. Any registration rights, rights of refusal, co-sale rights, repurchase rights, rights to any liquidation preference or redemption rights of any Target Shareholder, or applicable to any equity securities of Target, shall have been terminated or waived as of the Closing.

                  8.12 Target Shareholders Representation Letter. The Target Shareholders shall have delivered to Acquirer a representation letter in accordance with Section 4.11.

                  8.13 Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby, and all closing documents and other papers delivered hereunder, shall be reasonably acceptable to Acquirer's counsel.

                  8.14 Policy of Title Insurance. An insurer of Acquirer's choice shall be prepared to offer a CLTA Policy of Title Insurance on the Facility in the amount of $8,509,090 at Acquirer's expense.

                  8.15 Delivery of Stock Certificates. The Target Shareholders shall deliver at the Closing the stock certificates representing all of the outstanding shares of Target Common Stock, which certificates shall be accompanied by a duly executed Assignment Separate From the Certificate with signatures guaranteed.

         9.       TERMINATION OF AGREEMENT

                  9.1      Prior to Closing.

                           9.1.1 This  Agreement  may be  terminated at any time
prior to the Closing by the mutual written consent of each of the parties hereto.

                           9.1.2 Unless  otherwise agreed by the parties hereto,
this Agreement will be terminated if all conditions to the Closing have not been satisfied or waived on or before December 31, 1996.

                  9.2 At the Closing. At the Closing, this Agreement may be terminated:

                           9.2.1 By Acquirer if any of the conditions  precedent
to Acquirer's obligations set forth in Article 8 above have not been fulfilled or waived at and as of the Closing; or

                           9.2.2 By Target if any of the conditions precedent to
Target's obligations set forth in Article 7 above have not been fulfilled or waived at and as of the Closing.

                  Any termination of this Agreement under this Section 9.2 will be effective by the delivery of notice of the terminating party to the other party hereto.

                  9.3 No Liability. Any termination of this Agreement pursuant to this Article 9 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in
Section  10.2 and the Target  Shareholders  Indemnification  Letter  required in
Section 4.14, which will survive termination of this Agreement; provided, however, that nothing herein will limit the obligation of Target and Acquirer to use their best efforts to cause the Merger to be consummated, as set forth in Sections 4.10 and 5.3 hereof, respectively.

         10.  SURVIVAL  OF   REPRESENTATIONS,   INDEMNIFICATION   AND  REMEDIES;
              CONTINUING COVENANTS

                  10.1 Survival of Representations. All representations, warranties and covenants of Acquirer, Merger Sub and Target contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or one year after the Closing Date. In any event, covenants, which by their terms survive thereafter, will continue to survive in accordance with their terms.

                  10.2 Indemnification by Acquirer. Subject to the limitations set forth in this Article 10, Acquirer will indemnify and hold harmless Target and its officers, directors, agents and employees, and each person, if any, who controls or may control Target within the meaning of the Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons"), from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses, including, without limitation, reasonable legal fees, reduced by any recovery under policies of insurance (hereinafter referred to as "Damages"):

                           (a)  Arising out of any  misrepresentation  or breach
of, or default in connection with, any of the representations, warranties and covenants given or made by Acquirer in this Agreement or any certificate, document or instrument delivered by or on behalf of Acquirer pursuant hereto (other than with respect to changes in the truth or accuracy of the representations and warranties of Acquirer under this Agreement after the date hereof if Acquirer has advised Target of such changes in an update to Exhibit
3.0 delivered prior to the Closing and Target has nonetheless proceeded with the Closing); or

                           (b)   Resulting   from  any  failure  of  any  Target
Shareholder to receive good, valid and marketable title to the issued and outstanding Acquirer Common Stock, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever.

                  10.3 Claims Procedure. Indemnification claims pursuant to this
Article 10 must be brought within one year after the Closing Date. Upon receipt of written notice of a claim for indemnification hereunder that does not involve any third party, which notice specifies, in reasonable detail, the basis for the claim and includes a calculation of the amount of the claim and a copy of all supporting documentation, as necessary, the indemnifying party will promptly, and in any event within thirty days after receipt of such notice, reimburse the indemnified party for the amount of such claim, to the extent such claim is legitimate. In the event that a third-party claim is instituted against a party for which such party has the right to indemnification by the other party under this Agreement, the indemnified party promptly will tender the defense of such claim to the indemnifying party by written notice thereto, and the indemnifying party will defend such claim at its sole cost and expense and will pay the costs, damages and attorneys' fees awarded in any such action or arising from such claim. The indemnifying party will have the right to select counsel (which will be reasonably acceptable to the indemnified party) for, and control the defense and settlement of, all such claims; provided, however, that the indemnified party may participate in such defense at its own expense, and the indemnifying party will not settle or compromise such claim in a manner which may result in any liability to the indemnified party without the prior written consent of the indemnified party. If the indemnifying party refuses to accept the tender of the party entitled to indemnity hereunder or to defend timely any such claim, the indemnified party will have the right to defend, and to control the defense and settlement of, such claim at the indemnifying party's sole cost and expense.

         11.      MISCELLANEOUS

                  11.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

                  11.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  11.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

                  11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

                  11.5 Other Remedies. Except as otherwise provided herein (and specifically subject to the limitations in Article 10 above), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                  11.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Target Shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Target Shareholders without obtaining such further approval.

                  11.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

                  11.8 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby. Target will pay all such fees prior to the Effective Time.

                  11.9 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

                  11.10 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally or by registered or certified mail, postage prepaid, and will be deemed given upon delivery, if delivered personally, or five days after deposit in the mails, if mailed, to the following addresses:

                  (i)      If to Acquirer or Merger Sub:

                           2975 Stender Way
                           Santa Clara, California 95054
                           Attention:  Jack Menache, Esq.;

                  (ii)     If to Target:

                           10050 Bandley Drive
                           Cupertino, California 95014;

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.10.

                  11.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys, and the language hereof will not be construed for or against either party. A reference to an Article, a Section or an exhibit will mean an Article or a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

                  11.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                  11.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  11.14 Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder or shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

                  11.15 Public Announcement. Acquirer may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules.

                  11.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.


         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK.]

                                    IN WITNESS WHEREOF,  the parties hereto have
executed this Agreement as of the date first above written.


INTEGRATED DEVICE                                    BACCARAT SILICON, INC.
TECHNOLOGY, INC.

By: /s/ Leonard C. Perham                            By: /s/ Carl E. Berg
    ----------------------                              ----------------------
Its: President and Chief Executive Officer           Its: President


INTEGRATED DEVICE
TECHNOLOGY SALINAS CORP.



By: /s/ Leonard C. Perham
   -------------------------
Its: President




            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]